Exhibit 99.1
CONTACT:
Jim Lusk
Executive Vice President, Chief Financial Officer
ABM Industries Inc.
(212) 297-0200
ABM INDUSTRIES ANNOUNCES FIRST QUARTER FISCAL 2008
FINANCIAL RESULTS
Company Achieves Record First Quarter Sales of $922.6 Million
Raises Fiscal 2008 GAAP EPS Guidance to $1.00-$1.15
NEW YORK, NY — March 3, 2008 — ABM Industries Incorporated (NYSE:ABM), a leading facility services contractor, today reported sales and other income for the first quarter of fiscal 2008 of $922.6 million, up 31.1% from $703.5 million in the first quarter of fiscal 2007. Net income for the first quarter of fiscal 2008 was $6.4 million ($0.13 per diluted share), compared to $8.7 million ($0.18 per diluted share) for the prior year first quarter.
“Our record first quarter revenue and solid earnings per share of $0.13, which exceeded guidance, reflects the initial operational improvements and synergies we are achieving with our recent acquisitions combined with the strength of our existing business,” stated Henrik Slipsager, ABM’s president and chief executive officer.
The Company’s non-GAAP earnings from operations increased 93.5% to $18.0 million in the first quarter of fiscal 2008 from $9.3 million in the first quarter of fiscal 2007. The non-GAAP earnings from operations excludes several items affecting comparability, including a benefit from the reduction of the Company’s self-insurance reserves that increased net income in the first quarter of fiscal 2007 and expenses associated with achieving synergies at OneSource and corporate initiatives that reduced net income in the first quarter of fiscal 2008 (see “Reconciliation of ABM Industries Non-GAAP Earnings from Operations to Consolidated Operating Income” in the accompanying financial tables).
Mr. Slipsager concluded, “We are very pleased with our performance, which is primarily due to the revenues contributed by the recent OneSource acquisition, new business in Janitorial, Parking and Engineering segments and cost saving synergies. The pace of our business remains strong despite the current economic climate. We are on track with the integration of OneSource and our most recent acquisition, Southern Management, and the development of our new strategic core platform. OneSource has surprised us to the upside with a annual revenue run rate $25 million to $50 million higher than anticipated.”

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Guidance
Based on continued organic growth, the benefit of recent acquisitions and lower costs associated with the Company’s infrastructure initiatives, the Company is increasing its fiscal 2008 guidance. The Company now expects fiscal 2008 non-GAAP diluted earnings per share to be in the range of $1.20 to $1.35. This excludes expenses of approximately $16.0 million ($0.20 per diluted share) associated with achieving infrastructure initiatives. In addition, fiscal 2008 has one additional work day, which is expected to increase labor expenses in the second quarter by approximately $4.0 million ($0.05 per diluted share) due to janitorial fixed price contracts. Including the approximately $16.0 million of expenses for infrastructure initiatives, the Company now expects fiscal 2008 GAAP diluted earnings per share to be in the range of $1.00 to $1.15.
A reconciliation of non-GAAP guidance and non-GAAP earnings from operations for the quarter ended January 31, 2008 and applicable prior periods is included in the tables below titled: “Reconciliation of ABM Industries Non-GAAP Earnings from Operations to Consolidated Operating Income”.
Conference Call
On Tuesday, March 4, 2008 at 6:00 a.m. (PT), ABM will host a live webcast of remarks by President and Chief Executive Officer Henrik Slipsager, and Executive Vice President and Chief Financial Officer Jim Lusk. The webcast will be accessible at: http://investor.shareholder.com/media/eventdetail.cfm?eventid=51393&CompanyID=ABM&e=1&mediaKey=C3DA5 A2F31A40959E5A7664D2A8BEF5D
Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required.
Following the call, the webcast will be available at this URL for a period of one year.
In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (877) 660-8922 within fifteen minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing (888) 203-1112, and then entering ID #3764491.
About ABM Industries
ABM Industries Incorporated (NYSE:ABM) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2007 revenues in excess of $2.8 billion and more than 105,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities across the United States as well as Puerto Rico and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. . In addition, the financial results reported in this release continue to be subject to adjustment until filing of the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2008. Any number of factors could cause the Company’s actual results to differ materially from those anticipated in the remainder of the year. These risks and uncertainties include, but are not limited to: (1) diversion of management focus from operations as a result of the OneSource and other acquisitions or the failure to timely realize anticipated cost savings and synergies or at all; (2) a technology

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environment that may be inadequate to support the growth of the business; (3) disruption in functions affected by the transition to a Shared Services Center and relocation of corporate headquarters from San Francisco to New York City; (4) a change in the frequency or severity of claims against the Company, a deterioration in claims management, the cancellation or non-renewal of the Company’s primary insurance policies or a change in our customers’ insurance needs; (5) a change in estimated claims; (6) debt service requirements that cause expense variations and affect cash flow; (7) labor disputes that lead to a loss of sales or expense variations; (8) a decline in commercial office building occupancy and rental rates lowers sales and profitability; (9) financial difficulties or bankruptcy of a major customer; (10) acquisition activity slows; (11) the loss of long-term customers; (12) intense competition that lowers revenue or reduces margins; (13) an increase in costs that the Company cannot pass on to customers; (14) natural disasters or acts of terrorism that disrupt the Company in providing services; (15) significant accounting and other control costs that reduce the Company’s profitability; and (16) other issues and uncertainties that may include: unanticipated adverse jury determinations, judicial rulings or other developments in litigation to which the Company is subject, new accounting pronouncements or changes in accounting policies, changes in U.S. immigration law that raise the Company’s administration costs, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, low levels of capital investments by customers, which tend to be cyclical in nature, that adversely impact the results of the Company’s Lighting segment; and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Information
To supplement ABM’s consolidated condensed financial statements presented on a GAAP basis, ABM has presented its first quarter operating income for fiscal 2008 and 2007, and fiscal 2008 guidance as adjusted for items impacting comparability. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends and ABM’s marketplace performance. In addition, the non-GAAP earnings from operations measure is among the primary indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute gross margin or earnings per share prepared in accordance with generally accepted accounting principles in the United States.

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Financial Schedules
GAAP Basis
(In thousands, except per share data)
BALANCE SHEET SUMMARY

	January 31,	October 31,
	2008	2007
	(UNAUDITED)
Assets
Cash and cash equivalents	$3,233	$136,192
Trade accounts receivable, net	503,792	370,493
Other current assets	173,483	136,205

Total current assets	680,508	642,890
Goodwill	551,304	252,179
Other intangibles, net	56,877	24,573
All other assets	339,643	201,031

Total assets	$1,628,332	$1,120,673

Liabilities
Current liabilities	$386,163	$289,744
Non-current liabilities	635,697	225,171

Total liabilities	1,021,860	514,915
Stockholders’ Equity	606,472	605,758

Total liabilities and stockholders’ equity	$1,628,332	$1,120,673

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
	2008	2007

Net Cash Used In Operating Activities	$(24,941)	$(36,009)

Net Cash Used In Investing Activities	$(419,282)	$(5,747)

Common stock issued	$1,524	$4,275
Dividends paid	(6,260)	(5,855)
Long-term borrowings	316,000	—

Net Cash Provided By (Used In) Financing Activities	$311,264	$(1,580)

INCOME STATEMENT (UNAUDITED)

	Three Months Ended January 31,		Increase
	2008	2007	(Decrease)

Revenues
Sales and other income	$922,636	$703,549	31.1%
Expenses
Operating expenses and cost of goods sold	832,922	630,105	32.2%
Selling, general and administrative expenses	72,000	58,613	22.8%
Intangible amortization	2,381	1,340	77.7%

Total operating expenses	907,303	690,058	31.5%

Operating income	15,333	13,491	13.7%
Interest expense	4,732	133	—

Income before income taxes	10,601	13,358	(20.6)%
Provision for income taxes	4,237	4,654	(9.0)%

Net Income	$6,364	$8,704	(26.9)%

Net Income Per Common Share
Basic	$0.13	$0.18	(27.8)%
Diluted	$0.13	$0.18	(27.8)%
Average Common And Common Equivalent Shares
Basic	50,113	48,766	2.8%
Diluted	50,911	49,736	2.4%
Dividends Declared Per Common Share	$0.125	$0.120	4.2%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,		Increase
	2008	2007	(Decrease)

Sales and Other Income
Janitorial	$606,045 *	$400,226	51.4%
Parking	123,955	114,806	8.0%
Security	80,941	80,818	0.2%
Engineering	81,815	74,778	9.4%
Lighting	28,900	31,057	(6.9)%
Corporate	980	1,864	(47.4)%

	$922,636	$703,549	31.1%

Operating Profit
Janitorial	$20,942 *	$16,842	24.3%
Parking	3,889	3,040	27.9%
Security	1,392	1,100	26.5%
Engineering	3,526	3,074	14.7%
Lighting	(124)	675	(118.4)%
Corporate expenses	(14,292)	(11,240)	27.2%

Operating Profit	15,333	13,491	13.7%
Interest expense	(4,732)	(133)	—

Income before income taxes	$10,601	$13,358	(20.6)%

*	Includes OneSource results for the period from November 14, 2007 to January 31, 2008.

Reconciliation of ABM Industries Non-GAAP Earnings from Operations to Consolidated
Operating Income in Accordance with Generally Accepted Accounting Principles (GAAP)
First Quarter 2008 vs. 2007
(in millions)

	Earnings (Loss)
	Quarter ended January 31,
	2008	2007
ABM Industries Incorporated

Reconciliation:
Operating Income	$15.3	$13.5

Items Impacting Comparability:
Corporate Initiatives / OneSource Integration	2.7	—
Insurance Benefit Adjustment	—	(4.2)

Total	$2.7	$(4.2)

Non-GAAP Earnings from Operations	$18.0	$9.3

Reconciliation of Consolidated GAAP to Consolidated Non-GAAP
Earnings Guidance for 2008

	Fiscal Year 2008			Fiscal Year 2007
	Pretax	After-tax	Per Share	Pretax	After-tax	Per Share
Net Income
2007 Actual				$79,787	$52,440	$1.04
2008 High Estimate	$94,223	$58,889	$1.15
2008 Low Estimate	$81,932	$51,208	$1.00

Adjustment
Project Transform (a)	16,000	10,000	0.20	4,628	3,042	0.06

Total adjustments

2007 Operating Earnings				$84,415	$55,482	$1.10

Operating Earnings - 2008 High Estimate	$110,223	$68,889	$1.35

Operating Earnings - 2008 Low Estimate	$97,932	$61,208	$1.20

(a)	Costs associated with the implementation of a new payroll and human resources information system, and the upgrade of the Company’s accounting system; the corporate move to New York; the transition of certain back office functions to the Company’s Shared Services Center in Houston, Texas; and implementation costs associated with OneSource.